Exhibit 99.1

iGATE Terminates the Employment of President and CEO Phaneesh Murthy; Board Appoints

Gerhard Watzinger Interim President and CEO

FREMONT, Calif., May 20, 2013 – iGATE Corporation (NASDAQ: IGTE) announced today that its Board of Directors has decided to terminate the employment of President and CEO Phaneesh Murthy. Concurrently, the Board has appointed Gerhard Watzinger as President and CEO on an interim basis. All changes are effective immediately.

The Board’s decision was made as a result of an investigation by outside legal counsel, engaged by the Board, of the facts and circumstances surrounding a relationship Mr. Murthy had with a subordinate employee and a claim of sexual harassment. The investigation, which is ongoing, has reached the finding that Mr. Murthy’s failure to report this relationship violated iGATE’s policy, as well as Mr. Murthy’s employment contract. The investigation has not uncovered any violation of iGATE’s harassment policy.

“The Board deliberated extensively on this matter,” said Sunil Wadhwani, Co-Founder and Co-Chairman of the Board of iGATE. “We recognize the significant contributions Mr. Murthy has provided over the past ten years in helping to establish iGATE as a leader in the IT industry. He has worked hard to improve the value of iGATE, and we greatly appreciate his efforts. However, as a result of this violation of iGATE policy, we asked Mr. Murthy to step down.”

Gerhard Watzinger, age 52, is a successful 29-year IT industry veteran, who previously served as an executive at iGATE from 1998 to 2003 in a number of roles, including CEO of the iGATE Solutions business (formerly Mascot Systems). During his tenure, Watzinger drove iGATE Solutions’ transition from a U.S.-centric operation to an international organization across four continents, closed some of the largest deals in the company’s history and increased the company’s market value by over 150%. Watzinger returns to iGATE from INTEL / McAfee, where he was EVP and Chief Strategy Officer. Previously, Watzinger also served as CEO of both SafeBoot and APT International, Partner and Managing Director at Price Waterhouse and Managing Director at CapGemini.

“Mr. Murthy’s departure was not related in any way to the company’s operational or financial performance, both of which remain strong,” said Ashok Trivedi, Co-Founder and Co-Chairman of the Board of iGATE. “iGATE will continue to focus on creating value for our customers and shareholders, while upholding the highest ethical standards in every area of our business. We are fortunate to have Gerhard Watzinger returning to iGATE during this transition. Watzinger possesses deep knowledge of iGATE’s business and he assumes his responsibilities as our Interim President and CEO with the full support of the Board.”

“iGATE has great resources and a deep bench of talent from which to draw upon to further create shareholder value,” said Mr. Watzinger. “We have a clear strategy that has put us in this strong position to maintain our successes into the future. Continuing to execute this strategy is our top priority.”

Mr. Wadhwani and Mr. Trivedi will work closely with Mr. Watzinger during his tenure as Interim President and CEO to ensure a seamless transition.

A Search Committee within the Board of Directors has been created, which will oversee the process for the identification and selection of a new President and CEO. The Committee has been charged with selecting an experienced industry veteran to take over as the permanent President and CEO and drive long-term growth for iGATE, while upholding the highest ethical standards, personally and professionally.

Mr. Watzinger has taken himself out of consideration for the role of permanent President and CEO, but he will serve as Interim President and CEO until the selection process is complete. The company does not expect to make any additional structural or executive leadership changes in the near future.

About iGATE

iGATE Corporation is the first integrated technology and operations (iTOPS) company providing full-spectrum consulting, technology and business process outsourcing, and product and engineering solutions on a Business Outcomes-based model. Armed with over three decades of IT Services experience and powered by the iTOPS platform, iGATE’s multi-location global organization has a talent pool of more than 28,000 employees and consistently delivers effective solutions to over 300 companies including Fortune 1000 clients spanning verticals such as: banking and financial services; insurance and healthcare; life sciences; manufacturing, retail, distribution and logistics; media, entertainment, leisure and travel; energy and utilities; public sector; and independent software vendors. Please visit www.igate.com for more information.

iGATE Corporation is listed on NASDAQ under the symbol “IGTE.”

Forward-Looking Statements

Statements contained in this press release regarding the business outlook, the demand for the products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “potential”, “believes”, “anticipates”, “plans”, “intends” and other similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of market growth, future revenues, future expectations concerning growth of business, cost competitiveness and expansion of global reach following the acquisition, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating business; whether certain market segments grow as anticipated; the competitive environment in the information technology services industry and competitive responses to the Company’s acquisition of iGATE Computer; and whether iGATE can successfully provide services/products and the degree to which these gain market acceptance. Furthermore, in connection with the iGATE Computer acquisition, the Company has borrowed significant amounts, including through the issuance of high yield notes, and will need to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past. Additional risks relating to the Company are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the Company’s other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those contained in the forward-looking statements in this press release. Any forward-looking statements are based on information currently available to the Company and it assumes no obligation to update these statements as circumstances change. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

Media Contacts:

India Prabhanjan Deshpande iGATE +91 97 4146 9999 prabhanjan.deshpande@igate.com	U.S. Liz Cohen Weber Shandwick +1 212 445 8044 liz.cohen@webershandwick.com

Santanu Gogoi

Corporate Voice | Weber Shandwick

+91 98 1042 4271

santanu@corvoshandwick.co.in

Investor Contact:

Sujit Sircar

+1 412 251 4861

+91 98 8012 2233

sujit.sircar@igate.com

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